EXHIBIT 99.1

Heritage Oaks Bancorp Announces Results for the Fourth Quarter and Full Year 2011

  Fourth quarter Net Income was $4.1 million, $2.0 million above third quarter, marking the fifth consecutive quarter of profitability
  Full Year Net Income of $7.7 million was $25.3 million above the 2010 net loss of $17.6 million
  The Company decreased its deferred tax asset valuation allowance from $7.1 million to $5.6 million which contributed $1.5 million to net income for both the quarter and the year
  Asset quality improved with non-performing loans down $2.0 million from the third quarter and $21.7 million since December 31, 2010 to $11.1 million or 1.72% of gross loans. This represents a 66% decline in non-performing loans since 2010 year-end when these loans were 4.85% of gross loans
  Allowance for loan losses was $19.3 million or 2.99% of gross loans reflecting 174% coverage over non-performing loans
  Net interest margin for the quarter remained flat to the prior quarter at 4.67%
  Tier 1 Leverage ratio increased 50 basis points from the prior quarter to 12.06% and Total Risk Based Capital ratio increased 44 basis points to 16.07%

PASO ROBLES, Calif., Jan. 26, 2012 (GLOBE NEWSWIRE) -- Heritage Oaks Bancorp (the "Company"), (Nasdaq:HEOP), the parent company of Heritage Oaks Bank (the "Bank"), today reported its fifth consecutive quarter of profitability with fourth quarter net income of $4.1 million, $2.0 million higher than third quarter's $2.1 million and $3.6 million above fourth quarter 2010. After incorporating accrued dividends and accretion on preferred stock of $0.3 million, net income applicable to common shareholders for fourth quarter was $3.9 million. Net income per basic and diluted common share was $0.16 and $0.15, respectively in the fourth quarter; $0.09 and $0.08 higher than the basic and diluted earnings per share reported in the third quarter. For full year 2011, the Company reported net income of $7.7 million; $25.3 million higher than the $17.6 million net loss reported in 2010. The improvements in quarterly earnings are primarily due to $0.7 million higher non-interest income, a $0.4 million lower provision for loan losses, and a $1.5 million decrease in the $7.1 million deferred tax asset valuation allowance established in 2010. Improvements in full year 2011 earnings as compared to 2010 were driven by lower provisions for loan losses due to improvements in credit quality, lower non-interest expenses and the previously mentioned decrease of the deferred tax asset valuation allowance.

On a pre-tax, pre-loan loss provision basis, the Company earned $4.9 million in the fourth quarter of 2011, $0.5 million above third quarter. This improvement was largely due to a $0.7 million increase in non-interest income partly offset by an increase in non-interest expenses of $0.2 million.  The provision for loan losses in the fourth quarter was $0.7 million compared to $1.1 million in the third quarter.  Substantially all of fourth quarter's loan loss provision expense related to a mark-to-market adjustment on $5.9 million of classified loans which were charged down to $4.3 million upon transfer to held for sale status as of year-end.  These loans were sold in mid-January at substantially the same market value as was reported at year end.  Asset quality continued to improve as non-performing loans declined $2.0 million to $11.1 million at year-end.  Total classified assets as a percent of Tier 1 Capital plus allowance for loan losses were essentially flat at 44.3% compared to third quarter's 44.4%.

"Through the hard work of all the Heritage Oaks Bank team and through the support of our loyal customers who are weathering the most difficult economic cycle in several decades, the Bank's credit risk profile has substantially improved and driven the major turn-around in the Bank's profitability and future prospects," stated Simone Lagomarsino, CEO and President of Heritage Oaks Bancorp.  "We are about to open a new chapter in the Bank's history; one where the organization remains committed to serving and providing even more value to our customers, focused on top-line revenue growth and improving efficiency, all with a focus of building franchise value for our shareholders,"  continued Ms. Lagomarsino.

Ms. Lagomarsino further commented, "We have already started to implement initiatives that are consistent with these renewed areas of focus. In an effort to further improve efficiency, we have decided to consolidate three of our smaller branches into other nearby branch offices, which will occur over the next 90 days. We have developed a detailed plan to support our valued customers who are affected by this consolidation.  In addition, in an effort to flatten the organization structure and reduce administrative costs, a difficult decision was made to eliminate the position of President / Chief Operating Officer of Heritage Oaks Bank, recently held by Ron Oliveira. Mr. Oliveira led the Bank's recovery through a difficult time, and helped to reposition the organization. Under his leadership the Bank undertook new strategic initiatives that will enable us to move ahead with a strong foundation. On behalf of the Board and executive management, we are grateful for Mr. Oliveira's commitment and leadership and wish him well in his new endeavors.  His last day was January 26, 2012. I will assume the responsibilities of President, subject to regulatory approval."

Ms. Lagomarsino concluded, "The combination of these two actions will save more than $1.75 million annually, and some of these savings will be redeployed into one or more loan production offices to help spur top-line revenue growth. In fact we are in negotiations for a loan production office in Ventura County and are looking for another potential location in southern Santa Barbara County. We plan to evaluate the organizational structure further to identify additional cost savings and opportunities to increase efficiency in operations.  Along these lines, Joanne Funari, previously Chief Lending Officer and President of our Business First Division will assume an expanded role as Market Area President for Santa Barbara and Ventura counties and will lead our efforts to grow loans and deposits in both counties. Bill Filippin, who has led the significant improvement in credit quality over the past few years as our Chief Credit Officer will be rejoining the front line lending area as Market Area President for San Luis Obispo County to grow our deposits and loans in that county. As Bill Filippin makes that transition, I am pleased to announce that Bill Yarbenet will be joining the team as our new Chief Credit Officer to further strengthen the team and continue our focus on improving credit quality and the overall risk profile of the Company.  Mr. Yarbenet comes to us with 7 years of experience as a Chief Credit Officer, most recently at PremierWest Bank.  While the economic recovery slowly advances and new challenges present themselves, our improving credit quality and efficiency, solid balance sheet and capital structure, strong management team and clear strategic direction position us very well in the months and years ahead for greater success and benefit to our shareholders, customers and the Heritage Oaks team."

Fourth Quarter Operating Results

Net interest income was $10.9 million in the fourth quarter, up $51 thousand from the third quarter and $177 thousand above second quarter.  Most of the fourth quarter improvement derived from lower interest expense on deposits.  Net interest margin was 4.67%, flat to the third quarter.  The Company's average net interest margin for the year was 4.71%, up 14 basis points over 2010 and relatively stable throughout the year.

Non-interest income totaled $3.2 million in the fourth quarter, $0.7 million higher on a linked-quarter basis. The increase was primarily due to $0.2 million of higher gains and fees on mortgage sales, $0.2 million of higher gain on sale of securities and lower losses on the sale of foreclosed assets due to a non-repeat loss on sale of foreclosed real estate of $0.3 million in third quarter.

Non-interest expenses increased $0.2 million over third quarter due in large part to increases in outside services associated with recruiting and other consulting costs, partially offset by lower salary and benefits cost.  Non-interest expenses are anticipated to contract as credit quality continues to improve and efficiency opportunities are realized in 2012.

Asset Quality:  Total non-performing loans declined by $21.7 million or 66% since December 31, 2010. While overall classified assets did increase by $1.7 million during the fourth quarter to $60.0 million, $4.3 million of these classified assets were loans held for sale which sold shortly after year end at market prices essentially unchanged from their fair value at December 31, 2011. Other Real Estate Owned ("OREO") at December 31, 2011 was $0.9 million, $1.3 million less than the prior quarter and $5.8 million less than prior year end. Classified loans, which comprise the majority of classified assets, totaled $54.0 million of which $42.8 million or 79.4% were still accruing interest. Non-performing assets declined $3.2 million or 21% to $12.1 million during the fourth quarter. The quarterly decrease in non-performing assets was largely driven by the return to performing status of $1.3 million of loans and the sale of $1.1 million of OREO. During 2011, non-performing assets as a percent of total assets has declined from 4.02% at December 31, 2010 to 1.22% as of December 31, 2011.  Loans delinquent 30-89 days have remained very low at $0.8 million or 0.1% of total gross loans in fourth quarter as compared to $0.6 million or 0.09% in third quarter. Troubled debt restructures ("TDRs") were $2.7 million at December 31, 2011, down $0.9 million from prior quarter and down $7.7 million since prior year end. $0.6 million of the TDRs were still accruing interest in fourth quarter.

Provision for loan losses decreased from $1.1 million in the third quarter to $0.7 million for the fourth quarter. Fourth quarter gross charge-offs totaled $2.2 million of which $1.6 million related to a mark-to-market adjustment on $5.9 million of classified loans transferred to held for sale status that were ultimately sold in mid-January at substantially the same market value as was reported at year end. Of the $1.6 million in charge-offs, $0.9 million was previously reserved for, thus requiring additional provision expense of $0.7 million. The remaining $0.6 million in gross charge-offs for the fourth quarter were largely offset by credit recoveries of $0.4 million and, due to the continued improvement in credit quality, no further provisions for loan losses were necessary.   Total net charge-offs (inclusive of charge-offs on loans transferred to held for sale status) were $1.8 million for the fourth quarter representing 1.08% of average total loans on an annualized basis.

At December 31, 2011 the allowance for loan losses was $19.3 million or 2.99% of total loans.  The allowance for loan losses reflected 174% coverage over non-performing loans of $11.1 million.  Total classified assets as a percent of Tier 1 Capital plus allowance for loan losses was 44.3%, relatively flat with 44.4% in the prior quarter and down from 67.5% at year-end, 2010.

A summary of key metrics related to asset quality follows (dollars in millions):

	December 31, 2011	September 30, 2011	December 31, 2010
Classified Loans	$54.0	$55.3	$75.5
Classified Assets	$60.0	$58.3	$87.9
Classified Assets / Tier 1 + ALLL	44.31%	44.42%	67.53%
Non-Performing Assets / Total Assets	1.22%	1.56%	4.02%
ALLL / Gross Loans	2.99%	3.15%	3.68%
Non-Performing Loans	$11.1	$13.1	$32.8
ALLL / Non-Performing Loans	173.72%	155.96%	75.99%
Net Charge-Offs / Average Loans	1.08%	1.43%	0.36%
OREO	$0.9	$2.2	$6.7
30-89 Day Delinquent Loans	$0.8	$0.6	$1.6
Non Performing Loans to Total Gross Loans	1.72%	2.02%	4.85%

The Company recorded a $0.1 million provision for income taxes for the fourth quarter 2011 which included $1.6 million of normal income tax provisioning related to fourth quarter which was almost entirely offset by a $1.5 million decrease to the deferred tax asset valuation allowance that had been established in 2010. Excluding the DTA valuation adjustment, the Company's 2011 effective tax rate was 34.8%. The DTA valuation adjustment is discussed in more detail, later in this press release.

Balance Sheet: Total assets as of December 31, 2011 were $987.1 million, $4.0 million higher than reported in the prior quarter. Total earning assets were $926.7 million as of December 31, 2011, up slightly from $923.9 million at the end of the third quarter. The primary changes in earning asset mix were: an $8.8 million increase in loans held for sale with the increase split between higher 1 – 4 family mortgages awaiting sale and $4.3 million of classified loans designated for sale; and interest earning cash and equivalents which were up $7.7 million. Partly offsetting these increases was an $11.8 million decrease in securities in large part due to a decline in deposits and increase in mortgage loans awaiting sale. Gross loans were largely flat in fourth quarter at $646.3 million, $1.9 million less than prior quarter. After removing the impact of the transfer of classified loans to held-for-sale status and concurrent charge-offs, gross loans receivable would have increased $4.0 million.  Most of the increase came in Commercial and Industrial loans that were up $7.0 million, partially offset by a decrease in Commercial Real Estate loans of $3.0 million (excluding the impact of the transfer to loans held for sale).  The Bank is intending to add additional lenders to both the existing branch footprint and also in Ventura County where we have just begun to originate consumer mortgages.

Residential Mortgage Loan originations, which are largely sold to investors, increased 26% or $10.2 million to $48.7 million in the fourth quarter in comparison to third quarter originations of $38.5 million. Low interest rates, an increased sales force, and expansion into Ventura County are contributing to the growth of this business. Gain on sale of consumer mortgages and related fees contributed $0.9 million to non-interest income in the fourth quarter. Income from the sale of Mortgage Loans has steadily increased each quarter in 2011.

In the fourth quarter of 2011, the Company sold $37 million of securities, primarily municipal bonds, in an effort to shorten the duration of the investment portfolio which stood at 4.1 years in September, take profits, and add liquidity to the portfolio by selling less liquid, small, odd lot securities that were purchased several years ago. The net gain on securities sold in fourth quarter was $0.8 million and the unrealized gain at year-end on the entire portfolio was $0.7 million. Proceeds from the sales were largely reinvested back into Municipal bonds with stronger credit and liquidity characteristics. Municipals comprise 22% of our investment portfolio, corporate bonds 11%, mortgage-backed securities 64% (including agency issued which comprised 50% of the total portfolio) and other 3%. At December 31, 2011, the portfolio had duration of 3.82 years with a weighted average credit rating of AA.

Total Liabilities were substantially flat on a linked-quarter basis at $857.6 million as compared to $857.1 million in the third quarter. Total Deposits were $786.2 million, down $15.5 million from the third quarter. Non-interest bearing DDA balances and CDs reflected declines from the prior quarter of $11.0 million and $12.4 million, respectively, and were partly offset by $7.8 million increase in money market and interest checking. The decline in deposits is attributable to normal business activity with some of our larger commercial and consumer customers acquiring property, paying estimated taxes and year-end earnings distributions.

FHLB borrowings increased $15.0 million to $51.5 million at the end of fourth quarter which were disaggregated between $25.5 million of long-term borrowings and $26.0 million of overnight advances.

Deferred Tax Assets:  The Company's gross deferred tax assets at December 31, 2011 were $23.8 million, down $2.5 million from prior quarter and down $4.4 million from December 31, 2010.  These decreases are largely due to tax return timing differences driven by a decrease in the allowance for loan losses, as well as the decline in overall valuation allowances for foreclosed assets which declined by over 70% as compared to prior year-end.  At December 31, 2010 the Company maintained a partial deferred tax asset valuation allowance of $7.1 million due to concerns that it was not "more likely than not" able to realize 100% of such assets.  This partial valuation allowance was determined based on the results of the Company's model of deferred tax asset utilization over future periods. At December 31, 2010, gross deferred tax assets were $28.3 million and Management determined that it was uncertain whether the Company would have sufficient future profitability to utilize a portion of its deferred tax assets.  Since that time the Company has significantly improved earnings, monitored its deferred tax asset position and refrained from releasing any of its valuation allowance until such time that profitability was adequately demonstrated, credit quality trends were clear, and updated projections of future earnings were solidified as part of the Company's annual strategic planning process in the fourth quarter of 2011.

In the fourth quarter 2011, after several quarters of increasing profitability, decreasing classified and criticized loans and increased confidence in our ability to maintain annual profitability for the foreseeable future, the Company modeled its projected pre-tax earnings available for deferred tax asset utilization against the timing differences as of December 31, 2011 and determined that $1.5 million of its existing $7.1 million valuation allowance was no longer required.  In 2012, to the extent the Company continues to demonstrate profitability and as timing differences reverse, we would expect the deferred tax valuation allowance to continue to decrease or, potentially, reverse in full.

Capital Position:  As of December 31, 2011, Heritage Oaks Bancorp continued to add to its strong capital position and remains well above all regulatory minimums. Heritage Oaks Bank, similarly, also grew capital and remains well above all regulatory minimum capital ratios and well above the March 4, 2010 FDIC and DFI Consent Order minimum capital ratios. Both the Company and the Bank are committed to maintaining strong capital levels and active capital management to anticipate risk, support balance sheet growth and to provide adequate return to our shareholders.

	For the three months ended,		Consent Order	Well Capitalized	Percent Excess	Dollar Excess
	December 31, 2011	September 30, 2011	Prescribed Ratios	Regulatory Requirement	Above Requirement	Above Requirement
Heritage Oaks Bancorp
Tier 1 leverage ratio	12.06%	11.56%	N/A	5.00%	7.06%	$ 68,015
Tier 1 risk based ratio	14.81%	14.37%	N/A	6.00%	8.81%	$ 69,099
Total risk based capital ratio	16.07%	15.63%	N/A	10.00%	6.07%	$ 47,650
Tangible common equity to tangible assets	9.46%	9.13%

Heritage Oaks Bank
Tier 1 leverage ratio	11.85%	11.30%	10.00%	5.00%	6.85%	$ 65,682
Tier 1 risk based ratio	14.51%	14.01%	N/A	6.00%	8.51%	$ 66,627
Total risk based capital ratio	15.77%	15.28%	11.50%	10.00%	5.77%	$ 45,216
Tangible common equity to tangible assets	12.62%	12.26%

Liquidity:  Our Liquidity ratio (total cash and equivalents plus unpledged marketable securities divided by the sum of total deposits and short-term liabilities less pledged securities) remained very strong at 35.11% at the end of the fourth quarter, 1.11% higher than the prior quarter. At December 31, 2011, the Bank had remaining borrowing capacity with the Federal Home Loan Bank ("FHLB") of approximately $146 million, which decreased by 9.5% from prior quarter-end due to normal utilization. The Bank also has a collateralized borrowing facility with the Federal Reserve Bank of $6.9 million and had the ability to purchase federal funds under a correspondent bank line of credit in the aggregate amount of $15.0 million as of December 31, 2011. Additionally, $232 million of the Company's $237 million investment portfolio was unpledged and available as on-balance sheet liquidity as of year-end, 2011.

Conference Call

Heritage Oaks Bancorp will host a conference call to discuss these fourth quarter results at 8:00 a.m. PDT on January 27, 2012. Media representatives, analysts and the public are invited to listen to this discussion by calling (877) 363-5052 and entering the conference ID 38750228, or via on-demand webcast. A link to the webcast will be available on the Heritage Oaks Bancorp's website at www.heritageoaksbancorp.com. A replay of the call will be available on Heritage Oaks Bancorp's website later that day and will remain on its site for up to 14 calendar days.

About the Company

Heritage Oaks Bancorp is the holding company for Heritage Oaks Bank which operates as Heritage Oaks Bank and Business First, a division of Heritage Oaks Bank. Heritage Oaks Bank is headquartered in Paso Robles and has two branches in Paso Robles and San Luis Obispo, single branches in Cambria, Arroyo Grande, Atascadero, Templeton, and Morro Bay and three branches in Santa Maria. Heritage Oaks Bank conducts commercial banking business in San Luis Obispo County and Northern Santa Barbara County. The Business First division has two branches in Santa Barbara. Visit Heritage Oaks Bancorp on the Web at www.heritageoaksbank.com.

The Heritage Oaks Bancorp logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=7045

Forward Looking Statements

Statements concerning future performance, developments or events, expectations for growth, income forecasts, sales activity for collateral, credit quality and any other guidance on future periods constitute forward-looking statements that are subject to a number of risks and uncertainties. Actual results may differ materially from stated expectations. Specific factors include, but are not limited to the ongoing financial crisis in the United States and the markets in which the Company operates, and the response of the federal and state government and our regulators thereto, the effects on our operations of the enforcement actions we are subject to, continued growth, the Bank's beliefs as to the adequacy of its existing and anticipated allowances for loan losses, beliefs and expectations regarding actions that may be taken by regulatory authorities having oversight of the Bank's operations, interest rates and financial policies of the United States government, continued weakness in the real estate markets within which we operate and general economic conditions. Additional information on these and other factors that could affect financial results are included in Heritage Oaks Bancorp's Securities and Exchange Commission filings. If any of these risks or uncertainties materialize or if any of the assumptions underlying such forward-looking statements proves to be incorrect, Heritage Oaks Bancorp's results could differ materially from those expressed in, implied or projected by such forward-looking statements. Heritage Oaks Bancorp assumes no obligation to update such forward-looking statements.

Heritage Oaks Bancorp
Consolidated Balance Sheets

	(unaudited)	(unaudited)	(unaudited)
(dollar amounts in thousands)	12/31/2011	9/30/2011	12/31/2010
Assets
Cash and due from banks	$ 18,858	$ 18,339	$ 15,187
Interest bearing due from banks	16,034	8,383	4,264
Federal funds sold	--	--	3,500
Total cash and cash equivalents	34,892	26,722	22,951

Interest bearing deposits with other banks	--	--	99
Securities available for sale	236,982	248,854	223,857
Federal Home Loan Bank stock, at cost	4,685	4,684	5,180
Loans held for sale	21,947	13,130	11,008
Gross loans	646,286	648,194	677,303
Net deferred loan fees	(1,111)	(1,210)	(1,613)
Allowance for loan losses	(19,314)	(20,409)	(24,940)
Net loans	625,861	626,575	650,750
Property, premises and equipment	5,528	5,764	6,376
Deferred tax assets, net	18,226	19,240	21,163
Bank owned life insurance	14,835	14,029	13,843
Goodwill	11,049	11,049	11,049
Core deposit intangible	1,682	1,771	2,127
Other real estate owned	917	2,191	6,668
Other assets	10,534	9,108	7,541
Total assets	$ 987,138	$ 983,117	$ 982,612

Liabilities
Deposits
Demand, non-interest bearing	217,245	228,236	182,658
Savings, NOW, and money market	376,252	368,430	384,202
Time deposits under $100K	102,628	107,959	113,504
Time deposits of $100K or more	90,083	97,108	117,842
Total deposits	786,208	801,733	798,206
Short term FHLB borrowing	26,000	11,000	38,500
Long term FHLB borrowing	25,500	25,500	6,500
Junior subordinated debentures	8,248	8,248	8,248
Other liabilities	11,628	10,605	9,902
Total liabilities	857,584	857,086	861,356

Stockholders' equity
Preferred stock, 5,000,000 shares authorized:
Series A senior preferred stock; $1,000 per share stated value issued and outstanding: 21,000 shares	20,160	20,068	19,792
Series C preferred stock, $3.25 per share stated value; issued and outstanding: 1,189,538 shares	3,604	3,604	3,604
Common stock, no par value; authorized: 100,000,000 shares; issued and outstanding: 25,147,717; 25,081,819; and 25,082,344 as of December 31, 2011; September 30, 2011; and December 31, 2010, respectively	101,140	101,140	101,140
Additional paid in capital	7,006	6,920	7,002
Accumulated deficit	(2,794)	(6,543)	(9,161)
Accumulated other comprehensive income (loss)	438	842	(1,121)
Total stockholders' equity	129,554	126,031	121,256
Total liabilities and stockholders' equity	$ 987,138	$ 983,117	$ 982,612

Common book value per common share	$ 4.17	$ 4.04	$ 3.85

Heritage Oaks Bancorp
Consolidated Statements of Operations

	(unaudited)	(unaudited)	(unaudited)
	For the Three Months Ended
(dollar amounts in thousands except per share data)	12/31/2011	9/30/2011	12/31/2010
Interest Income
Interest and fees on loans	$ 10,213	$ 10,174	$ 10,652
Interest on investment securities	1,779	1,880	1,790
Other interest income	20	18	20
Total interest income	12,012	12,072	12,462
Interest Expense
Interest on savings, NOW and money market deposits	336	361	649
Interest on time deposits under $100	310	350	449
Interest on time deposits in denominations of $100 or more	314	363	481
Other borrowings	146	143	66
Total interest expense	1,106	1,217	1,645
Net interest income before provision for loan losses	10,906	10,855	10,817
Provision for loan losses	693	1,086	5,831
Net interest income after provision for loan losses	10,213	9,769	4,986
Non Interest Income
Fees and service charges	633	659	609
Mortgage gain on sale and origination fees	895	734	992
Debit/credit card fee income	421	430	395
Earnings on bank owned life insurance	152	147	148
Other than temporary impairment losses on investment securities:
Total impairment loss on investment securities	--	--	(564)
Non credit related losses recognized in other comprehensive income	--	--	463
Net impairment losses on investment securities	--	--	(101)
Gain on sale of investment securities	796	595	74
Gain / (Loss) on sale of other real estate owned	44	(266)	(10)
Other Income	272	258	86
Total non interest income	3,213	2,557	2,193
Non Interest Expense
Salaries and employee benefits	4,258	4,434	4,919
Equipment	412	399	522
Occupancy	1,003	888	965
Promotional	177	156	165
Data processing	721	801	844
OREO related costs	115	162	259
Write-downs of foreclosed assets	230	89	2,819
Regulatory assessment costs	527	503	685
Audit and tax advisory costs	265	188	143
Director fees	146	102	163
Outside services	490	296	466
Telephone / communication costs	90	89	109
Amortization of intangible assets	89	96	128
Stationery and supplies	73	87	117
Other general operating costs	625	760	563
Total non interest expense	9,221	9,050	12,867
Income / (loss) before provision for income taxes	4,205	3,276	(5,688)
Provision for (benefit from) income taxes	75	1,157	(6,205)
Net income	4,130	2,119	517
Dividends and accretion on preferred stock	251	373	491
Net income available to common shareholders	$ 3,879	$ 1,746	$ 26

Weighted Average Shares Outstanding
Basic	25,054,204	25,054,027	25,004,697
Diluted	26,261,179	26,254,045	26,247,491
Earnings / (Loss) Per Common Share
Basic	$ 0.16	$ 0.07	$ 0.00
Diluted	$ 0.15	$ 0.07	$ 0.00

Heritage Oaks Bancorp
Consolidated Statements of Operations

	(unaudited)	(audited)
	For the Twelve Months Ended
(dollar amounts in thousands except per share data)	12/31/2011	12/31/2010
Interest Income
Interest and fees on loans	$ 41,345	$ 44,129
Interest on investment securities	6,794	6,568
Other interest income	88	97
Total interest income	48,227	50,794
Interest Expense
Interest on savings, NOW and money market deposits	1,508	3,238
Interest on time deposits under $100	1,448	2,133
Interest on time deposits in denominations of $100 or more	1,526	2,077
Other borrowings	541	599
Total interest expense	5,023	8,047
Net interest income before provision for loan losses	43,204	42,747
Provision for loan losses	6,063	31,531
Net interest income / (loss) after provision for loan losses	37,141	11,216
Non Interest Income
Fees and service charges	2,453	2,428
Mortgage gain on sale and origination fees	2,645	3,271
Debit/credit card fee income	1,632	1,447
Earnings on bank owned life insurance	596	585
Other than temporary impairment losses on investment securities:
Total impairment loss on investment securities	--	(1,214)
Non credit related losses recognized in other comprehensive income	--	1,007
Net impairment losses on investment securities	--	(207)
Gain on sale of investment securities	1,983	783
Loss on sale of loans	--	--
(Loss) / gain on sale of other real estate owned	(543)	24
Gain on extinguishment of debt	--	1,700
Other income	964	716
Total non interest income	9,730	10,747
Non Interest Expense
Salaries and employee benefits	17,630	19,293
Equipment	1,739	1,653
Occupancy	3,771	3,805
Promotional	668	690
Data processing	2,975	2,676
OREO related costs	670	689
Write-downs of foreclosed assets	1,198	3,686
Regulatory assessment costs	2,360	2,657
Audit and tax advisory costs	779	571
Director fees	483	551
Outside services	1,524	1,712
Telephone / communication costs	358	369
Amortization of intangible assets	445	514
Stationery and supplies	368	460
Other general operating costs	2,350	1,957
Total non interest expenses	37,318	41,283
Income / (loss) before provision for income taxes	9,553	(19,320)
Provision for (benefit from) income taxes	1,828	(1,760)
Net income / (loss)	7,725	(17,560)
Dividends and accretion on preferred stock	1,359	5,008
Net income / (loss) available to common shareholders	$ 6,366	$ (22,568)

Weighted Average Shares Outstanding
Basic	25,048,477	17,312,306
Diluted	26,254,745	17,312,306
Earnings / (Loss) Per Common Share
Basic	$ 0.25	$ (1.30)
Diluted	$ 0.24	$ (1.30)

Heritage Oaks Bancorp
Key Ratios

	Three Months Ended			Twelve Months Ended
PROFITABILITY / PERFORMANCE RATIOS	12/31/2011	9/30/2011	12/31/2010	12/31/2011	12/31/2010
Net interest margin	4.67%	4.67%	4.58%	4.71%	4.57%
Return on average equity	12.87%	6.67%	1.67%	6.19%	-14.41%
Return on average common equity	14.98%	6.83%	0.10%	6.35%	-26.07%
Return on average assets	1.66%	0.85%	0.21%	0.79%	-1.76%
Non interest income to total net revenue	22.76%	19.07%	16.86%	18.38%	20.09%
Yield on interest earning assets	5.15%	5.19%	5.27%	5.26%	5.43%
Cost of interest bearing liabilities	0.71%	0.78%	0.96%	0.79%	1.22%
Cost of funds	0.52%	0.57%	0.75%	0.60%	0.93%
Operating efficiency ratio (1)	66.17%	66.52%	73.84%	67.98%	69.08%

ASSET QUALITY RATIOS

Non-performing loans to total gross loans	1.72%	2.02%	4.85%
Allowance for loan losses to non-performing loans	173.72%	155.96%	75.99%
Non-performing loans to total assets	1.13%	1.33%	3.34%
Non-performing loans to equity	8.58%	10.38%	27.07%
Non-performing assets to total assets	1.22%	1.56%	4.02%
Allowance for loan losses to total gross loans	2.99%	3.15%	3.68%
Net charge-offs to average loans outstanding	1.08%	1.43%	0.36%	1.75%	2.96%
Classified assets to Tier I + ALLL	44.31%	44.42%	67.53%

CAPITAL RATIOS

Company
Leverage ratio	12.06%	11.56%	10.83%
Tier I Risk-Based Capital Ratio	14.81%	14.37%	13.94%
Total Risk-Based Capital Ratio	16.07%	15.63%	15.21%

Bank
Leverage ratio	11.85%	11.30%	10.52%
Tier I Risk-Based Capital Ratio	14.51%	14.01%	13.47%
Total Risk-Based Capital Ratio	15.77%	15.28%	14.75%

(1) The efficiency ratio is defined as total non interest expense as a percent of the combined net interest income plus non interest income, exclusive of gains and losses on securities sales, other than temporary impairment losses, gains and losses on sale of OREO, operating and administrative costs of OREO and gains and losses on sale of fixed assets.

Heritage Oaks Bancorp
Average Balances

	Three Months Ended
	12/31/2011			9/30/2011			12/31/2010
(dollars in thousands)	Balance	Yield/Rate	Inc/Exp	Balance	Yield/Rate	Inc/Exp	Balance	Yield/Rate	Inc/Exp
Interest Earning Assets
Investments with other banks	$ --	0.00%	$ --	$ 33	2.64%	$ --	$ 119	1.09%	$ --
Interest bearing due from banks	16,362	0.15%	6	16,368	0.17%	7	30,955	0.23%	18
Federal funds sold	--	0.00%	--	--	0.00%	--	5,435	0.15%	2
Investment securities taxable	214,684	2.66%	1,439	208,415	2.87%	1,509	183,745	3.09%	1,432
Investment securities non taxable	36,451	3.85%	354	38,355	3.95%	382	32,561	4.36%	358
Loans (1)	658,397	6.15%	10,213	659,443	6.12%	10,174	684,569	6.17%	10,652
Total earning assets	925,894	5.15%	12,012	922,614	5.19%	12,072	937,384	5.27%	12,462
Allowance for loan losses	(20,500)			(21,530)			(21,696)
Other assets	79,171			83,012			81,168
Total assets	$ 984,565			$ 984,096			$ 996,856

Interest Bearing Liabilities
Interest bearing demand	$ 63,667	0.10%	$ 16	$ 64,063	0.12%	$ 20	$ 64,846	0.23%	$ 37
Savings	32,546	0.11%	9	36,337	0.12%	11	27,978	0.26%	18
Money market	278,739	0.44%	312	270,596	0.48%	330	293,028	0.80%	594
Time deposits	199,583	1.24%	623	210,154	1.35%	713	232,405	1.59%	930
Total interest bearing deposits	574,535	0.66%	960	581,150	0.73%	1,074	618,257	1.01%	1,579
Other secured borrowing	11	0.00%	--	--	0.00%	--	--	0.00%	--
Federal Home Loan Bank borrowing	37,766	1.07%	102	31,810	1.27%	102	54,891	0.17%	24
Junior subordinated debentures	8,248	2.12%	44	8,248	1.97%	41	8,248	2.02%	42
Total borrowed funds	46,025	1.26%	146	40,058	1.42%	143	63,139	0.41%	66
Total interest bearing liabilities	620,560	0.71%	1,106	621,208	0.78%	1,217	681,396	0.96%	1,645
Non interest bearing demand	225,592			226,595			183,123
Total funding	846,152	0.52%	1,106	847,803	0.57%	1,217	864,519	0.75%	1,645
Other liabilities	11,098			10,291			9,867
Total liabilities	$ 857,250			$ 858,094			$ 874,386

Stockholders' Equity
Total shareholders' equity	127,315			126,002			122,470
Total liabilities and shareholders' equity	$ 984,565			$ 984,096			$ 996,856

Net interest margin		4.67%			4.67%			4.58%

Interest Rate Spread		4.44%	$ 10,906		4.41%	$ 10,855		4.31%	$ 10,817

(1) Nonaccrual loans have been included in total loans.

AVERAGE BALANCES AND RATES	Twelve Months Ended
	12/31/2011			12/31/2010
(dollars in thousands)	Balance	Yield/Rate	Inc/Exp	Balance	Yield/Rate	Inc/Exp
Interest Earning Assets
Investments with other banks	$ 58	1.72%	$ 1	$ 119	1.68%	$ 2
Interest bearing due from banks	16,343	0.18%	30	38,630	0.23%	90
Federal funds sold	700	0.00%	--	4,414	0.11%	5
Investment securities - taxable	194,761	2.75%	5,361	156,911	3.46%	5,422
Investment securities - non taxable	36,888	4.04%	1,490	26,664	4.30%	1,146
Loans	667,606	6.19%	41,345	709,253	6.22%	44,129
Total earning assets	$ 916,356	5.26%	$ 48,227	$ 935,991	5.43%	$ 50,794
Allowance for loan losses	(22,895)			(20,698)
Other assets	83,527			79,930
Total assets	$ 976,988			$ 995,223

Interest Bearing Liabilities
Interest bearing demand	$ 64,187	0.15%	$ 95	$ 70,935	0.50%	$ 352
Savings	32,153	0.14%	46	27,739	0.26%	73
Money market	275,278	0.50%	1,367	281,754	1.00%	2,813
Time deposits	214,677	1.39%	2,974	232,450	1.81%	4,210
Total interest bearing deposits	$ 586,295	0.76%	$ 4,482	$ 612,878	1.22%	$ 7,448
Other secured borrowing	3	0.00%	--	445	4.94%	22
Federal Home Loan Bank borrowing	38,527	0.97%	372	62,041	0.54%	332
Junior subordinated debentures	8,248	2.05%	169	10,479	2.34%	245
Total borrowed funds	46,778	1.16%	541	72,965	0.82%	599
Total interest bearing liabilities	633,073	0.79%	5,023	685,843	1.17%	8,047
Non interest bearing demand	208,646			178,096
Total funding	841,719	0.60%	5,023	863,939	0.93%	8,047
Other liabilities	10,445			9,419
Total liabilities	$ 852,164			$ 873,358

Stockholders' Equity
Total shareholders' equity	124,824			121,865
Total liabilities and shareholders' equity	$ 976,988			$ 995,223

Net interest margin		4.71%			4.57%

Interest Rate Spread		4.47%	$ 43,204		4.26%	$ 42,747

Heritage Oaks Bancorp
Loans and Deposits

(dollar amounts in thousands)	For the Quarters Ended
Loans	12/31/2011	9/30/2011	12/31/2010
Real Estate Secured
Multi-family residential	$ 15,915	$ 15,931	$ 17,637
Residential 1 to 4 family	20,839	21,418	21,804
Home equity lines of credit	31,047	30,388	30,801
Commercial	357,499	363,486	348,583
Farmland	8,155	10,432	15,136
Total real estate secured	433,455	441,655	433,961
Commercial
Commercial and industrial	141,065	134,048	145,811
Agriculture	15,740	15,864	15,168
Other	89	101	153
Total commercial	156,894	150,013	161,132
Construction
Single family residential	13,039	11,513	11,525
Single family residential - Spec.	8	250	2,391
Multi-family	1,669	1,687	2,218
Commercial	8,015	7,107	27,785
Total construction	22,731	20,557	43,919
Land	26,454	29,130	30,685
Installment loans to individuals	6,479	6,644	7,392
All other loans (including overdrafts)	273	195	214
Total gross loans	646,286	648,194	677,303
Deferred loan fees	1,111	1,210	1,613
Reserve for loan losses	19,314	20,409	24,940
Net loans	$ 625,861	$ 626,575	$ 650,750
Loans held for sale	$ 21,947	$ 13,130	$ 11,008

	For the Quarters Ended
Allowance for Loan Losses	12/31/2011	9/30/2011	12/31/2010
Balance, beginning of period	$ 20,409	$ 21,700	$ 21,571
Provision for loan losses	693	1,086	5,831
Loans charge-off
Residential 1 to 4 family	30	--	155
Home equity lines of credit	--	278	--
Commercial real estate	161	366	1,396
Farmland	--	--	--
Commercial and industrial	254	1,098	901
Agriculture	115	59	236
Construction	--	47	250
Land	--	--	356
Installment loans to individuals	5	66	248
Total loan charge-offs	565	1,914	3,542
Recoveries of loans previously charged-off	437	610	1,080
Charge-offs / (recoveries) related to loan sales
Home equity lines of credit	--	57	--
Commercial real estate	1,268	655	--
Farmland	392	290	--
Commercial and industrial	--	46	--
Land	--	25	--
Net charge-offs / (recoveries) related to loan sales	1,660	1,073	--
Balance, end of period	$ 19,314	$ 20,409	$ 24,940

Net charge-offs	$ 1,788	$ 2,377	$ 2,462

	For the Quarters Ended
Deposits	12/31/2011	9/30/2011	12/31/2010
Demand, non-interest bearing	$ 217,245	$ 228,236	$ 182,658
Interest-bearing demand	64,298	62,036	67,938
Savings	33,740	33,125	29,144
Money market	278,214	273,269	287,120
Time deposits	192,711	205,067	231,346
Total deposits	$ 786,208	$ 801,733	$ 798,206

Heritage Oaks Bancorp
Non-Performing and Classified Assets

	For the Quarters Ended
Non-Performing Assets	12/30/2011	9/30/2011	12/31/2010
Loans on non-accrual status
Residential 1-4 family	$ 622	$ 661	$ 748
Home equity lines of credit	359	360	1,019
Commercial real estate	4,551	4,840	17,752
Farmland	--	--	2,626
Commercial and industrial	1,625	1,874	3,921
Agriculture	1,077	1,208	246
Construction	937	937	3,040
Land	1,886	3,206	3,371
Installment	61	--	96
Total non-accruing loans	$ 11,118	$ 13,086	$ 32,819
Loans more than 90 days delinquent, still accruing	--	--	--
Total non-performing loans	11,118	13,086	32,819
Other real estate owned (OREO)	917	2,191	6,668
Other repossessed assets	42	43	27
Total non-performing assets	$ 12,077	$ 15,320	$ 39,514

	For the Quarters Ended
Classified assets	12/31/2011	9/30/2011	12/31/2010
Loans	$ 53,953	$ 55,254	$ 75,503
Other real estate owned (OREO)	917	2,191	6,668
Other classified assets	5,166	895	5,748
Total classified assets	$ 60,036	$ 58,340	$ 87,919

Classified assets to Tier I + ALLL	44.31%	44.42%	67.53%

Note: Classified assets consists of substandard and non-performing loans, OREO, non-investment grade securities, other repossessed assets, loans held for sale that were substandard and substandard letters of credit.

The following tables reconcile the quarter to date and year to date changes in the balance of loans on non-performing status during 2011:

Heritage Oaks Bancorp
Quarter to Date Non-Performing Loan Reconciliation

(dollars in thousands)	Balance September 30, 2011	Additions	Net Paydowns	Advances	Transfers to Foreclosed Collateral	Returns to Accrual Status	Net Charge-offs	Transfers to Held for Sale	Balance December 31, 2011
Real Estate Secured
Residential 1 to 4 family	$ 661	$ --	$ (9)	$ --	$ --	$ --	$ (30)	$ --	$ 622
Home equity line of credit	360	--	(1)	--	--	--	--	--	359
Commercial	4,840	--	(125)	--	--	--	(164)	--	4,551
Commercial
Commercial and industrial	1,874	673	(202)	--	--	--	(254)	(466)	1,625
Agriculture	1,208	--	(16)	--	--	--	(115)	--	1,077
Construction
Single family residential	937	--	--	--	--	--	--	--	937
Land	3,206	168	(170)	--	--	(1,318)	--	--	1,886
Installment loans to individuals	--	67	(1)	--	--	--	(5)	--	61
	.
Totals	$ 13,086	$ 908	$ (524)	$ --	$ --	$ (1,318)	$ (568)	$ (466)	$ 11,118

Heritage Oaks Bancorp
Year to Date Non-Performing Loan Reconciliation

(dollars in thousands)	Balance December 31, 2010	Additions	Net Paydowns	Advances	Transfers to Foreclosed Collateral	Returns to Accrual Status	Net Charge-offs	Transfers to Held for Sale	Balance December 31, 2011
Real Estate Secured
Residential 1 to 4 family	$ 748	$ 165	$ (39)	$ --	$ --	$ --	$ (33)	$ (219)	$ 622
Home equity line of credit	1,019	621	(45)	--	(683)	--	(464)	(89)	359
Commercial	17,752	4,942	(3,040)	--	(2,578)	(1,374)	(3,754)	(7,397)	4,551
Farmland	2,626	226	(92)	--	--	(1,695)	(515)	(550)	--
Commercial
Commercial and industrial	3,921	4,752	(2,198)	10	(276)	(77)	(3,730)	(777)	1,625
Agriculture	246	977	(58)	87	--	--	(175)	--	1,077
Construction
Single family residential	1,311	--	(327)	--	--	--	(47)	--	937
Single family residential - Spec.	1,250	--	--	--	--	--	(291)	(959)	--
Tract	--	--	--	--	--	--	--	--	--
Multi-family	479	--	(479)	--	--	--	--	--	--
Hospitality	--	--	--	--	--	--	--	--	--
Commercial	--	--	--	--	--	--	--	--	--
Land	3,371	1,006	(603)	--	--	(1,481)	(127)	(280)	1,886
Installment loans to individuals	96	286	(22)	--	(135)	--	(164)	--	61

Totals	$ 32,819	$ 12,975	$ (6,903)	$ 97	$ (3,672)	$ (4,627)	$ (9,300)	$ (10,271)	$ 11,118

The following tables reconcile the quarter to date and year to date changes in the balance of OREO during 2011:

Heritage Oaks Bancorp
Quarter to Date OREO Reconciliation

(dollars in thousands)	Balance September 30, 2011	Additions	Sales	Writedowns	Balance December 31, 2011
Real Estate Secured
Commercial real estate	$ 1,205	$ --	$ (990)	$ --	$ 215
Construction
Single family residential - Spec.	423	--	--	--	423
Tract	242	--	(117)	(25)	100
Land	321	--	--	(142)	179

Totals	$ 2,191	$ --	$ (1,107)	$ (167)	$ 917

Heritage Oaks Bancorp
Year to Date OREO Reconciliation

(dollars in thousands)	Balance December 31, 2010	Additions	Sales	Writedowns	Balance December 31, 2011
Real Estate Secured
Residential 1 to 4 family	$ 160	$ 865	$ (1,025)	$ --	$ --
Commercial real estate	3,953	2,578	(5,500)	(816)	215
Commercial
Commercial and industrial	464	--	(464)	--	--
Construction
Single family residential - Spec.	475	--	--	(52)	423
Tract	251	--	(117)	(34)	100
Land	1,365	41	(994)	(233)	179

Totals	$ 6,668	$ 3,484	$ (8,100)	$ (1,135)	$ 917
CONTACT: Simone Lagomarsino, CEO
         805-369-5260

         Tom Tolda, CFO
         805-369-5107